Exhibit 10.1

Summary Sheet for Director Compensation

April 1, 2013

The Company pays each of its non-employee directors an annual retainer of $100,000. The Company pays its Chairman of the Board an additional annual fee of $40,000. The chair of the Audit Committee receives an additional annual fee of $20,000. The chairs of the Compensation Committee and the Nominating and Corporate Governance Committee each receive an additional annual fee of $15,000. Non-chair members of these committees receive an additional $5,000 annual fee for each committee on which they serve.

All director fees are payable in advance in equal quarterly installments. For each quarter, $17,500 of the fees is paid via shares of the Company’s common stock based on the closing market price on the regularly scheduled quarterly payment date. The balance of the quarterly fees are payable in cash, although they may be paid in stock to the extent a director so elects.

In addition to fees and stock grants, it is the Company’s policy to reimburse directors for their out-of-pocket expenses incurred in connection with their service on the Board and its committees.